                                                                     Exhibit 5.1

                   [Letterhead of Kirkpatrick & Lockhart LLP]


February 7, 2002

Impac Mortgage Holdings, Inc.
1401 Dove Street
Newport Beach, California 92660

     Re:  Impac Mortgage Holdings, Inc.
     Registration Statement on Form S-3

Dear Sir/Madam:

We have acted as counsel to Impac Mortgage Holdings, Inc., a Maryland corporation (the "Company"), in connection with its proposed public offering of up to 8,425,000 shares (the "Shares") of common stock, $0.01 par value (the "Common Stock"), which includes 1,125,000 shares of Common Stock that may be purchased to cover over-allotments, if any, pursuant to a Registration Statement on Form S-3 (File No. 333-74432) (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer from time to time by the Company of shares of its Common Stock. This opinion is being delivered in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

For purposes of this opinion, we have examined such matters of law and originals, or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records of the Company relating to the authorization, offering and issuance of the Shares and other instruments as we have deemed necessary.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

With respect to the opinion set forth above, we have relied upon the opinion of McKee Nelson LLP, dated the date hereof, a copy of which has been delivered to you, as to matters of Maryland law.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than federal securities laws and the substantive laws of the State of California but are opining with respect to Maryland law in reliance on the opinion of McKee Nelson LLP. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We consent to the use of our name under the caption "Legal Matters" in the prospectus, and any supplement thereto, constituting part of the Registration Statement. We hereby consent to the use of this opinion as an exhibit to the 8-K and incorporation by reference into the Registration Statement.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


        Very truly yours,

        /s/ KIRKPATRICK & LOCKHART LLP